UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 6, 2006

Interstate Hotels & Resorts, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-14331	52-2101815
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4501 North Fairfax Drive, Suite 800, Arlington, Virginia		22203
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(703) 387-3100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

In connection with Mr. Richardson's resignation as Chief Financial Officer of the Company as described under Item 5.02 below, the Company will enter into an employment agreement with Mr. Riggins effective April 17, 2006, pursuant to which Mr. Riggins will become Chief Financial Officer of the Company. Under the agreement, Mr. Riggins will serve for an initial term of three years. The agreement automatically renews on a year-to-year basis after the initial three years unless terminated in accordance with certain provisions of the agreement. Mr. Riggins will be paid an annual base salary of $325,000 and will be eligible for an annual bonus equal to an amount between 0% and 125% of his base salary, depending upon the achievement of predefined performance goals. Mr. Riggins is also eligible to participate in employee incentive and benefit plans, as determined by the compensation committee, including (i) a restricted stock grant of 25,000 shares, which vests upon commencement of his employment, (ii) a restricted stock grant of 40,000 shares, which vests over three years, and (iii) up to $7,500 annually towards the premium of a life insurance policy. In connection with his relocation to the Washington, D.C. area, Mr. Riggins will receive a relocation allowance of approximately $75,000.

The agreement may be terminated with or without cause by us, and with or without "good reason" by Mr. Riggins. If his employment is terminated by the Company other than for cause, or by Mr. Riggins for "good reason," we will provide him with the following severance benefits: 1) Mr. Riggins will be paid one times the sum of his annual salary and the amount of his bonus for the preceding year (the multiplier will increase to two times in connection with a change of control); 2) all his unvested stock options will immediately vest and become exercisable for one year; 3) all his unvested restricted stock will immediately vest and become free of all contractual restrictions; and 4) we will continue to provide health and dental benefits for 18 months, or until he obtains benefits from another employer. If the agreement is terminated due to Mr. Riggins's death or disability, he or his heir will receive the following benefits: i) payment for one year of any compensation due Mr. Riggins under his employment contract; ii) immediate vesting of any unvested portion of the executive’s stock options and restricted stock and the rights to exercise those options and all previously vested and unexercised options continue for one year after they vest; and iii) shares of restricted stock previously granted shall become free from all contractual restrictions.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On February 6, 2006, J. William Richardson informed the Company that he would be resigning as Chief Financial Officer of the Company effective April 17, 2006. Mr. Richardson will remain with the Company in a reduced role. Mr. Richardson’s employment agreement will terminate as of the effective date. We are currently discussing the terms of his ongoing relationship with the Company.

(c) On February 6, 2006, Bruce A. Riggins agreed to become Chief Financial Officer of the Company effective April 17, 2006. Mr. Riggins, age 33, will join the Company as its Chief Financial Officer as of April 17, 2006. Mr. Riggins joins the Company from Innkeepers USA Trust where he has served as Chief Financial Officer since July 2005. Prior to joining Innkeepers, Mr. Riggins was our Senior Vice President and Treasurer. Previously, Mr. Riggins served as Vice President Strategic Planning & Analysis for Meristar Hospitality Corporation, senior director of finance for MeriStar and our Company while our companies were a paper-clipped REIT/C-Corp structure and an accountant with Deloitte & Touche LLP.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Interstate Hotels & Resorts, Inc.

February 10, 2006	By:	/s/ Christopher L. Bennett

Name: Christopher L. Bennett
Title: Senior Vice President, General Counsel and Secretary